EXHIBIT 99

Synergy Resources Reports Fiscal First Quarter 2014 Results
Revenues up 132% to $19.3 Million, Driving Operating Income up 103% to $7.2 Million and Net Income of $0.08 per diluted share
Company to Host Investor Conference Call Today, January 7, 2014 at 12:00 p.m. ET

PLATTEVILLE, Colo., Jan. 7, 2014 /PRNewswire/ -- Synergy Resources Corporation (NYSE Mkt: SYRG), a U.S. oil and gas exploration and production company focused on the Denver-Julesburg Basin, reported its fiscal first quarter results for the period ended November 30, 2013.

First Quarter 2014 Financial Highlights vs. Same Year-Ago Quarter

•	Revenues increased 132% to a $19.3 million

•	Operating income improved 103% to $7.2 million

•	Net income increased 173% to $6.1 million or $0.08 per share

•	Adjusted EBITDA (a non-GAAP metric) totaled $12.8 million, up 113%, representing a 67% return on revenue

•	At November 30, 2013, cash and equivalents and short term investments totaled $61 million, borrowings were $37 million

First Quarter 2014 Operational Highlights

•	Net oil and natural gas production increased 93% to 291,904 barrels of oil equivalent (BOE), averaging 3,208 BOE per day versus 1,658, as compared to the same year-ago quarter

•	As operator, drilled 6 horizontal wells during the quarter, increasing the total number of horizontal wells drilled as operator to 11, with 5 wells brought into production

•	Closed on the purchase of assets from Apollo Operating, LLC and Trilogy Resources, LLC, adding to the company's acreage and production profile in the core Wattenberg Field

•	Purchased remaining interest in Class II disposal well in Wattenberg Field

•	As of November 30, 2013, the company had completed, acquired or participated in a total of 361 gross producing oil and gas wells

First Quarter 2014 Financial Results

Revenues totaled $19.3 million, up 31% from $14.7 million in the previous quarter and up 132% from $8.3 million in the same quarter a year ago. The year-over-year improvement was attributed to a 93% increase in production, primarily from the new wells brought on line, and by a 20% increase in the realized average selling price per BOE. During fiscal Q1 2014, average selling prices were $93.06 per barrel of oil and $4.86 per mcf of gas, as compared to $81.03 and $4.27, respectively, a year-ago.

Operating income increased to $7.2 million, up 9% from $6.7 million in the previous quarter and up 103% from $3.5 million in the same year-ago period. Net income increased to $6.1 million or $0.08 per basic and diluted share, up from $1 million or $0.02 per basic and $.01 per diluted share in the previous quarter and up 177% from $2.2 million or $0.05 per basic and $0.04 per diluted share in the same year ago period.

Adjusted EBITDA increased to $12.8 million, up 21% from $10.6 million in the previous quarter and up 113% from $6.0 million in the same year-ago quarter.

As of November 30, 2013, the company's cash and equivalents and short term investments totaled $61 million, as compared to $21.8 million at November 30, 2012. At November 30, 2013, there was $38 million available to borrow under the revolving line of credit.

The following table presents certain per unit metrics that compare results of the corresponding quarterly reporting periods:

	Three Months Ended
	November 30	November 30
	2013	2012	% Change
Production:
Oil (Bbls)	168,278	80,301	110%
Gas (McF)	741,755	423,646	75%
BOE (Bbls)	291,904	150,909	93%

Revenues (in thousands):
Oil	$15,660	$6,507	141%
Gas	3,606	1,807	100%
Total	$19,266	$8,314	132%

Average sales price:
Oil	$93.06	$81.03	15%
Gas	$4.86	$4.27	14%
BOE (Bbls)	$66.00	$55.09	20%

* "Bbl" refers to one stock tank barrel, or 42 U.S. gallons liquid volume in reference to crude oil or other liquid hydrocarbons. "Mcf" refers to one thousand cubic feet.  A BOE (i.e. barrel of oil equivalent) combines Bbls of oil and Mcf of gas by converting each six Mcf of gas to one Bbl of oil.

Fiscal 2014 Outlook

Management anticipates updated CAPEX spending of $189 million on the following programs with the vast majority of the drilling expenditures weighted towards the horizontal drilling program in the Wattenberg Field. The company anticipates funding this program with cash on hand, additional borrowing under its credit facility and cash flow from revenues.

•	$127.5 million to drill horizontal wells as operator

•	$4 million to drill vertical wells as operator

•	$22.5 million to participate as a non-operator to drill approximately 5 net horizontal wells to Synergy's interest

•	$5 million for land leasing

•	$30 million cash for acquisitions

Events Subsequent to November 30, 2013

Increased the credit facility with Community Banks of Colorado to $300 million from $150 million and increased borrowing base to $90 million up from $75 million due to the increase in proved reserves PV10 value to $236 million

Completed 6 horizontal wells on the Leffler pad in late December, wells were in initial flow back status prior to December 31, 2013

Contracted with Ensign Drilling Company of North America for the use of Ensign Rig #131, a natural gas powered rig, for all of calendar 2014 under turn-key pricing terms that allow for more efficient and environmentally friendly drilling operations

Began two rig horizontal drilling program with the spudding of the first well on the Union pad with Ensign Rig #131 while Ensign Rig #17 spudded the fourth well on the Phelps pad

Entered into crude oil contracts with various purchasers at a discount to NYMEX ranging from $11.50-$14.90 for 2014

Conference Call

Synergy Resources will host a conference call later this morning, Tuesday, January 7, 2014 at 12:00 p.m. Eastern time (10:00 a.m. Mountain time) to discuss its fiscal first quarter 2014 results. President and CEO Ed Holloway, Executive Vice President William Scaff, Jr. CFO Monty Jennings and VP of Operations Craig Rasmuson will host the presentation, followed by a question and answer period.

Date: Tuesday, January 7, 2014
Time: 12:00 p.m. Eastern time (10:00 a.m. Mountain time)
Domestic Dial-In #: 1-877-407-9122
International Dial-In #: 1-201-493-6747

The conference call will be broadcast simultaneously which you can access via this link: http//syrginfo.equisolvewebcast.com/q1-2014 and via the investor section of the company's web site at www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Jon Kruljac at 970-737-1073.

A replay of the call will be available after 3:00 p.m. Eastern time on the same day and until January 21, 2014.
Domestic Toll-free Replay # 1-877-660-6853
International replay number: 1-201-612-7415
Replay ID #411931

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

 This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.

About Non-GAAP Financial Measures

The company uses "adjusted EBITDA," a non-GAAP financial measure, for internal managerial purposes when evaluating period-to-period comparisons. This measure is not a measure of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, net income, nor as a liquidity measure or indicator of cash flows or an indicator of operating performance reported in accordance with U.S. GAAP. The non-GAAP financial measures that the company uses may not be comparable to measures with similar titles reported by other companies. Also, in the future, the company may disclose different non-GAAP financial measures in order to help investors more meaningfully evaluate and compare the company's future results of operations to its previously reported results of operations. The company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. See, "Reconciliation of Non-GAAP Financial Measures," below for a detailed description of these measures as well as a reconciliation of each to the nearest U.S. GAAP measure.

Reconciliation of Non-GAAP Financial Measures

The company defines adjusted EBITDA as net income (loss) adjusted to exclude the impact of interest expense, interest income, income taxes,  depreciation, depletion and amortization for the period, and stock based compensation, plus/minus the change in fair value of derivative assets or liabilities. The company believes adjusted EBITDA is relevant because it is a measure of cash available to fund capital expenditures and service debt and is a metric used by some industry analysts to provide a comparison of its results with its peers. The following table presents a reconciliation of each of the company's non-GAAP financial measures to the nearest GAAP measure.

	Three Months Ended
	November 30	November 30
	2013	2012
Adjusted EBITDA:
Net income	$6,100	$2,238
Depreciation, depletion and amortization	5,591	2,320
Provision for income tax	3,387	1,315
Stock based compensation	419	168
Commodity derivative change	(2,636)	-
Interest Expense	-	-
Interest income	(31)	(7)
Adjusted EBITDA	$12,830	$6,034

Financial Statements
Financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the financial statements, will be included in Synergy's Edgar Filings at www.sec.gov on Form 10-Q for the period ended November 30, 2013.

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended
	November 30	November 30
	2013	2012

Oil and gas revenues	$19,266	$8,314
Expenses:
Direct operating expenses	3,289	1,337
Depreciation, depletion, and amortization	5,591	2,320
General and administrative	3,168	1,111
Total expenses	12,048	4,768
Operating income	7,218	3,546

Commodity derivative gain/(loss)	2,238	-
Interest Income	31	7
Deferred income tax provision	3,387	1,315
Net income	$6,100	$2,238
Net income per common share:
Basic	$0.08	$0.04
Diluted	$0.08	$0.04
Weighted average shares outstanding:
Basic	73,674,865	51,661,704
Diluted	76,044,605	53,616,182

SYNERGY RESOURCES CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)

	November 30	August 31
	2013	2013
	(unaudited)
ASSETS
Cash and cash equivalents	$61,005	$49,481
Other current assets	15,727	42,494
Total current assets	76,732	91,975
Oil and gas properties and other equipment	261,478	197,965
Other assets	602	1,296
Total assets	$338,812	$291,236

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$44,895	$41,367
Revolving credit facility	37,000	37,000
Deferred tax liability, net	9,925	6,538
Asset retirement obligations	3,540	2,777
Commodity derivative	81	334
Total liabilities	95,441	88,016
Shareholders' equity:
Common stock and paid-in capital	250,512	216,454
Accumulated deficit	(7,141)	(13,234)
Total shareholders' equity	243,371	203,220
Total liabilities and shareholders' equity	$338,812	$291,236

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited, in thousands, except per share data)

	Three Months Ended
	November 30	November 30
	2013	2012

Cash flows from operating activities:
Net income	$6,100	$2,238
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion, and amortization	5,591	2,320
Provision for deferred taxes	3,387	1,315
Valuation (increase) decrease in commodity derivatives	(2,636)	-
Other, non-cash items	419	168
Changes in operating assets and liabilities	2,052	(3,272)
Total adjustments	8,813	531
Net cash provided by operating activities	14,913	2,769
Cash flows from investing activities:
Acquisition of property and equipment	(57,127)	(12,220)
Short-term investments	19,987
Net cash used in investing activities	(37,140)	(12,220)
Cash flows from financing activities:
Proceeds from exercise of warrants	23,771	146
Proceeds from revolving credit facility	-	2,486
Other financing activities	(34)	-
Net cash provided by financing activities	23,737	2,632
Net increase (decrease) in cash and equivalents	1,510	(6,819)
Cash and equivalents at beginning of period	19,463	19,284
Cash and equivalents at end of period	$20,973	$12,465

SOURCE Synergy Resources Corporation